Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MOBIX LABS

Unless otherwise indicated or the context otherwise requires, all references in this Exhibit 99.5 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2023 and, if not defined in the Form 8-K, the final prospectus and definitive proxy statement dated November 13, 2023 filed by the registrant prior to the consummation of the Transaction (the “Proxy Statement/Prospectus”).

The following discussion and analysis should be read in conjunction with our audited financial statements and related notes as of and for the years ended September 30, 2023 and 2022, which are included in Exhibit 99.2 in the Form 8-K. The discussion and analysis should also be read in conjunction with our unaudited condensed combined pro forma financial information included in Exhibit 99.3 in the Form 8-K.

This discussion and analysis contain forward- looking statements based upon current beliefs that involve risks, uncertainties, and assumptions, such as statements regarding our plans, objectives, expectations, intentions, and projections. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in the Form 8-K. You should carefully read the “Risk Factors” section of the Form 8-K to gain an understanding of the important factors that could cause actual results to differ materially from our forward- looking statements. Unless the context otherwise requires, all references in this Exhibit 99.5 to “we,” “us”, or “our” refer to the business of Mobix Labs prior to the consummation of the Transaction described in the Overview section below.

Overview

Based in Irvine, California, we are a fabless semiconductor company developing disruptive wireless and connectivity solutions for next generation communication systems, including C-Band and mmWave 5G and high bandwidth cable applications. Our True5G integrated circuits currently in development are designed to deliver significant advantages in performance, efficiency, size, and cost. Our True Xero active optical cables, which have been in production for several years and were acquired in the Cosemi acquisition, are designed to meet customer needs for high-quality active optical cable solutions at an affordable price. These innovative technologies are designed for large and rapidly growing markets where there are increasing demands for higher performance communication systems which utilize an expanding mix of both wireless and connectivity technologies.

We were founded with the goal of simplifying the development and maximizing the performance of wireless products by designing and developing high performance, cost-effective, and ultra-compact semiconductor components and solutions used for signal processing applications in wireless products. We have developed an extensive intellectual property portfolio comprised of patents and trade secrets that are critical to commercializing our semiconductor technology. In leveraging our proprietary technology, we aim for our integrated circuits and components to serve large and rapidly growing markets where we believe there are increasing demands for higher performance wireless communication systems. We are actively pursuing customer engagements with original equipment manufacturers and original design manufacturers of wireless products, with the aim of obtaining market acceptance of our technology and solutions through incorporation into the original equipment manufacturers’ and original design manufacturers’ wireless applications across a variety of sectors.

In 2021, we completed the acquisition of substantially all the assets including intellectual property of Cosemi Technologies, Inc. (“Cosemi”), an Irvine, California-based global supplier of high-speed connectivity solutions. Cosemi’s intellectual property portfolio included a broad range of hybrid active optical cables and optical engines that deliver optimal connectivity to a wide range of applications, including home entertainment, gaming, augmented reality and virtual reality, video conferencing, medical, mobile devices and monitors, among others. The acquisition of Cosemi was immediately accretive to our cash flow and built the foundation for our current connectivity business. We believe the patented hybrid cable technology and optical chip solutions from Cosemi along with our innovative semiconductor technologies provide more opportunities in the C-Band and mmWave 5G market as the need for faster, more reliable data transmission becomes ever more apparent, whether it is for the data center, infrastructure, home entertainment or consumer electronics market.

Our leadership team is comprised of industry veterans with prior experience at premier semiconductor and connectivity companies, including Microsemi Corporation (which was acquired by Microchip Technology Inc.), Maxim Integrated Products, Inc. (which was acquired by Analog Devices Inc.), Qorvo Inc. STMicroelectronics N.V, MaxLinear, Inc., Qualcomm Incorporated, Macom Technology Solutions Holdings, Inc., Skyworks Solutions, Inc., and Texas Instruments Incorporated, and our leadership team has significant experience and insight into growing advanced technology companies and executing strategic acquisitions to accelerate growth. Our world class engineering team, which includes six PhDs, is highly skilled in radio frequency, analog and mixed-signal technologies and has prior experience spearheading developing radio frequency solutions that are widely used in existing wireless systems and devices.

Since our inception, we have focused our efforts on organizing and staffing our company, research and development activities, producing product to generate revenue and cash flows, raising capital, and providing selling, general and administrative support for these operations. To date, we have principally raised capital through the issuance and sale of our common and convertible preferred stock, related and unrelated party promissory notes, convertible notes, and SAFEs. Cumulatively, through September 30, 2023, we have raised capital of $48.2 million from the issuance of debt and equity securities.

We have incurred significant operating losses of $35.5 million and $23.7 million for the years ended September 30, 2023 and 2022, respectively. We will need substantial additional funding to support continuing operations, product development plans, capital expenditure requirements, service debt obligations and strategic investments. Until such time as we can achieve profitability, we expect to finance operations through the sale of equity raises, debt financings, other capital sources or a combination thereof. There can be no assurances that such funding sources will be available at terms acceptable to us, or at all.

Since inception, we have incurred operating losses and negative cash flows, primarily as a result of our ongoing investment in product development. For the fiscal years ended September 30, 2023 and 2022, we have incurred net losses of $39.6 million and $23.9 million, respectively, and as of September 30, 2023, we had an accumulated deficit of $83.8 million. We expect we will continue to incur operating losses and negative cash flows from operations for the foreseeable future and will need to raise additional debt or equity financing to fund our operations. As described in Note 1 to our financial statements as of and for the years ended September 30, 2023 and 2022 included in Exhibit 99.2 in the Form 8-K, we believe that there is a substantial doubt concerning our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on the financial statements as of and for the years ended September 30, 2023 and 2022, describing the existence of substantial doubt about our ability to continue as a going concern.

Recent Developments

To address our capital limitations and focus our use of cash on the completion of the Transaction, which closed on December 21, 2023, and the EMI Transaction, which closed on December 18, 2023, we have reduced headcount and have temporarily furloughed approximately half of our employees on an unpaid basis since the beginning of the fourth fiscal quarter of 2023. The furlough is expected to continue at least through the end of December 2023. As a result of the foregoing, we have temporarily reduced our operating expenses incurred subsequent to September 30, 2023 — principally for compensation, benefits and outside services — compared to our actual expenses for the fourth quarter.

Subsequent to September 30, 2023, we had additional financing activity, which included the issuance of promissory notes, convertible notes, and common stock under Mobix Labs Common Stock subscription agreements or the exercise of warrants. See “Liquidity and Capital Resources” section and Note 18 “Subsequent Events” included in the annual audited financial statements in Exhibit 99.2 of the Form 8-K for further details.

The Business Combination Agreement and EMI Transaction

The Transaction

On December 21, 2023 (the “Closing Date”), the registrant consummated the previously announced transactions pursuant to the Business Combination Agreement, dated November 15, 2022 (as amended, supplemented or otherwise modified, the “Business Combination Agreement”), by and among Chavant Capital Acquisition Corp., a publicly traded special purpose acquisition company incorporated under the laws of the Cayman Islands (“Chavant”), CLAY Merger Sub II, Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of Chavant (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (“Mobix Labs”), pursuant to which, among other things, Merger Sub merged with and into Mobix Labs, with Mobix Labs surviving the merger as a wholly-owned direct subsidiary of Chavant (the “Merger” and, together with the other transactions related thereto, the “Transaction”). In connection with the consummation of the Transaction (the “Closing”), the registrant changed its name from “Chavant Capital Acquisition Corp.” to “Mobix Labs, Inc.” (hereinafter referred to as “New Mobix Labs”).

In connection with the Closing, and pursuant to the terms of the Business Combination Agreement, (i) each outstanding share of common stock of Mobix Labs converted into the right to receive shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”); (ii) each share of preferred stock of Mobix Labs, which included Series A Preferred Stock and Founders Preferred Stock issued and outstanding immediately prior to the Closing, converted into the right to receive shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”); (iii) each outstanding stock option of Mobix Labs that was an in-the-money vested option converted into the right to receive shares of Class A Common Stock on a net settlement basis; (iv) each stock option of Mobix Labs that was not an in-the-money vested option (“Other Mobix Labs Options”) was assumed by Chavant and converted into an option to purchase shares of Class A Common Stock (collectively, the “Assumed Options”); (v) each outstanding unvested restricted stock unit (“RSU”) of Mobix Labs was assumed by Chavant and converted into an RSU covering shares of Class A Common Stock (collectively, the “Assumed RSUs”); and (vi) each outstanding warrant and convertible instrument of Mobix Labs, including Simple Agreement for Further Equity Notes (“SAFEs”) and promissory notes that were convertible into Mobix Labs common stock or preferred stock, converted into the right to receive shares of Class A Common Stock.

The Closing was subject to the satisfaction or waiver, in Mobix Labs’ discretion, of the Minimum Cash Condition set forth in the Business Combination Agreement. As the Minimum Cash Condition was not met prior to the Closing, Mobix Labs waived such condition on December 20, 2023.

In addition, in connection with the Closing, Chavant entered into the PIPE Subscription Agreements (as defined below) with certain accredited investors and the Sponsor, pursuant to which, substantially concurrently with the Closing and on the terms and subject to the conditions of each such subscription agreement: (i) an investor agreed to purchase 1,500,000 shares of Class A Common Stock at a price of $10.00 per share for an aggregate amount of $15.0 million and received a warrant to purchase 1,500,000 shares of common stock of Mobix Labs (“Mobix Labs Stock”) at an exercise price of $0.01 per share, exercisable upon obtaining stockholder approval, which is expected to be obtained in 2024, (ii) the Sponsor agreed to purchase 199,737 shares of Class A Common Stock at a price of $10.00 per share for an aggregate amount of approximately $2.0 million, paid through the forgiveness of certain outstanding indebtedness and reimbursement obligations owed by Chavant to the Sponsor and its members, and received the Sponsor Warrant (as defined below) in connection therewith, and (iii) other investors agreed to purchase a total of 475,000 shares of Class A Common Stock at a price of $10.00 per share for an aggregate amount of $4.8 million and received the Additional Warrants (as defined below) in connection therewith (such transactions, described in further detail below, the “PIPE Investments”).

Moreover, pursuant to a non-redemption agreement, entered into on December 20, 2023 (“Non-Redemption Agreement”), a shareholder of Chavant agreed with Chavant to withdraw its election to redeem 73,706 Ordinary Shares of Chavant prior to the Domestication. In consideration for the withdrawal of the redemption of such Ordinary Shares, Mobix Labs issued to the shareholder 202,692 warrants, each warrant exercisable to purchase one share of Mobix Labs Stock, and such warrants converted into 202,489 shares of Class A Common Stock upon the Closing.

After giving effect to the Transaction and the redemption of the Public Shares by Chavant shareholders, as of the Closing Date, the total numbers of shares of New Mobix Labs Class A Common Stock and New Mobix Labs Class B Common Stock issued in connection with the Closing were 26,376,280 and 2,254,901, respectively. Of those shares, 22,196,987 shares of New Mobix Labs Class A Common Stock and 2,254,901 shares of New Mobix Labs Class B Common Stock were issued to Mobix Labs equityholders as Closing Transaction Consideration, representing approximately 91.5% of the Company’s voting power at the Closing, with an aggregate value of $244.5 million.

In addition to the consideration paid at Closing, certain Mobix Labs Stockholders and certain holders of Mobix Labs in-the-money vested Options and Mobix Labs Options that are not Mobix Labs in-the-money vested Options (the “Earnout Recipients”) will be entitled to receive an additional aggregate 3,500,000 shares of Class A Common Stock issuable as earnout shares (the “Earnout Shares”) based on the achievement of trading price targets following the Closing and subject to the terms provided in the Business Combination Agreement.

The Earnout Shares have a seven-year “Earnout Period,” commencing on the date that is the one year anniversary of the Closing Date, pursuant to which up to 1,750,000 shares of Class A Common Stock will be distributed to the Earnout Recipients if the VWAP of the Class A Common Stock exceeds $12.50 for any twenty trading days within a period of 30 consecutive trading days during the Earnout Period and an additional 1,750,000 shares of Class A Common Stock will be distributed to the Earnout Recipients if the VWAP of the Class A Common Stock exceeds $15.00 for any twenty trading days within a period of 30 consecutive trading days during the Earnout Period.

PIPE Investments

Sage Hill PIPE Subscription Agreement and Sage Hill Warrant

On December 18, 2023, Chavant entered into a subscription agreement (the “Sage Hill PIPE Subscription Agreement”) with Sage Hill Investors, LLC (“Sage Hill”), pursuant to which Sage Hill agreed to purchase, in a private placement that closed substantially concurrently with the Closing, 1,500,000 shares of Class A Common Stock in cash at a price of $10.00 per share for an aggregate purchase price of $15.0 million, on the terms and subject to the conditions set forth in the Sage Hill PIPE Subscription Agreement. The terms of the Sage Hill PIPE Subscription Agreement (other than the purchase amount) are substantially similar to those in the subscription agreement entered into between Chavant and ACE SO4 Holdings Limited (the “ACE PIPE Subscription Agreement”) in connection with the execution of the Business Combination Agreement on November 15, 2022, including those relating to issuance of additional shares of Class A Common Stock in the event that the Adjustment Period VWAP is less than $10.00, resale registration obligations and voting rights, as described on pp. 199 and 200 of the Proxy Statement/Prospectus.

In connection with the execution of the Sage Hill PIPE Subscription Agreement, Mobix Labs issued to Sage Hill a warrant to purchase 1,500,000 shares of Mobix Labs Stock at an exercise price of $0.01 per share, exercisable upon the closing of the Sage Hill PIPE Subscription Agreement and stockholder approval (the “Sage Hill Warrant”). The Sage Hill Warrant remains outstanding, and stockholder approval for the exercise of the Sage Hill Warrant is expected to be obtained in 2024.

Sponsor PIPE Subscription Agreement, Sponsor Warrant and Sponsor Letter Agreement

On December 19, 2023, Chavant entered into a subscription agreement (the “Sponsor PIPE Subscription Agreement”) with the Sponsor, pursuant to which the Sponsor agreed to purchase, in a private placement that closed substantially concurrently with the Closing, 199,737 shares of Class A Common Stock at a price of $10.00 per share for an aggregate purchase price of $1,997,370 to be paid through the forgiveness of the Forgiven Chavant Obligations (as defined below), on the terms and subject to the conditions set forth in the Sponsor PIPE Subscription Agreement and the Sponsor Letter Agreement described below. The terms of the Sponsor PIPE Subscription Agreement (other than the purchase amount and the form of consideration) are substantially similar to those in the ACE PIPE Subscription Agreement, including those relating to issuance of additional shares of Class A Common Stock in the event that the Adjustment Period VWAP is less than $10.00, resale registration obligations and voting rights, as described on pp. 199 and 200 of the Proxy Statement/Prospectus.

In connection with the execution of the Sponsor PIPE Subscription Agreement, Mobix Labs issued to the Sponsor a warrant to purchase 272,454 shares of Mobix Labs Stock at an exercise price of $0.01 per share, exercisable upon the closing of the Sponsor PIPE Subscription Agreement (the “Sponsor Warrant”). The Sponsor Warrant was exercised at the closing of the Sponsor PIPE Subscription Agreement and, following net settlement into 272,182 shares of Mobix Common Stock, converted into 272,182 shares of Class A Common Stock of the Company in connection with the Closing.

On December 20, 2023, the Company also entered into a Sponsor Letter Agreement with the Sponsor (the “Sponsor Letter Agreement”). Pursuant to the Sponsor Letter Agreement, as consideration for the 199,737 shares issued pursuant to the Sponsor PIPE Subscription Agreement, the Sponsor agreed to forgive, effective upon the Closing, approximately $1,997,370 of aggregate outstanding obligations of Chavant owed to the Sponsor, consisting of (i) $1,150,000 aggregate principal amount of working capital loans outstanding under Chavant’s convertible promissory notes issued to the Sponsor, (ii) $610,000 aggregate principal amount of working capital loans outstanding under Chavant’s non-convertible promissory notes issued to the Sponsor, (iii) an estimated additional $40,000 in aggregate principal amount of working capital loans incurred to pay additional expenses in connection with the Closing, (iv) approximately $165,000 of outstanding reimbursement obligations owed to the Sponsor by Chavant for administrative services, as described on pp. 318 of the Proxy Statement/Prospectus under the heading “Certain Chavant Relationships and Related Person Transactions—Administrative Services” and (v) approximately $32,370 of reimbursement obligations owed to Dr. Jiong Ma by Chavant for certain operating expenses of Chavant paid by Dr. Ma (collectively, the “Forgiven Chavant Obligations”).

In addition, pursuant to the Sponsor Letter Agreement, the Sponsor agreed to forfeit (1) 658,631 Founder Shares that it held (“Sponsor Forfeited Founder Shares”) and (2) 400,000 Private Warrants that it held (“Sponsor Forfeited Private Warrants”), in each case upon the Closing.

Additional PIPE Subscription Agreements and Additional Warrants

As of December 21, 2023, the Company entered into additional subscription agreements (the “Additional PIPE Subscription Agreements” and together with the Sage Hill PIPE Subscription Agreement and the Sponsor PIPE Subscription Agreement, the “PIPE Subscription Agreements”) with other investors (the “Other Investors”), pursuant to which the Other Investors agreed to purchase, in a private placement that closed substantially concurrently with the Closing, a total of 475,000 shares of Class A Common Stock in cash at a price of $10.00 per share for an aggregate purchase price of $4.8 million, on the terms and subject to the conditions set forth in each such Additional PIPE Subscription Agreement. The terms of each Additional PIPE Subscription Agreement (other than the purchase amount) are substantially similar to those in the subscription agreement entered into between Chavant and the ACE PIPE Subscription Agreement in connection with the execution of the Business Combination Agreement on November 15, 2022, including those relating to issuance of additional shares of Class A Common Stock in the event that the Adjustment Period VWAP is less than $10.00, resale registration obligations and voting rights, as described on pp. 199 and 200 of the Proxy Statement/Prospectus.

In connection with the execution of the Additional PIPE Subscription Agreements, we issued to the Other Investors warrants to purchase 450,000 shares of Mobix Labs Stock at an exercise price of $0.01 per share (the “Additional Warrants”), of which Additional Warrants convertible into 199,800 shares of Class A Common Stock (following net settlement) were exercisable upon the closing of the Additional PIPE Subscription Agreements (the “Converted Additional Warrants”) and Additional Warrants convertible into 250,000 shares of Class A Common Stock are exercisable upon the closing of the Additional PIPE Subscription Agreements and stockholder approval (the “Non-Converted Additional Warrants”). The Converted Additional Warrants were exercised at the closing of the Additional PIPE Subscription Agreements and, following net settlement into 199,800 shares of Mobix Common Stock, converted into 199,800 shares of Class A Common Stock in connection with the Closing. The Non-Converted Warrants remain outstanding, and stockholder approval for the exercise of the Non-Converted Warrants is expected to be obtained in 2024.

Pursuant to the Sage Hill PIPE Subscription Agreement, Sponsor PIPE Subscription Agreement and Additional PIPE Subscription Agreements noted above and as described above, Chavant agreed to issue the Make-Whole Shares to the PIPE Investors in the event that the volume weighted average price per share of the Class A Common Stock during the 30-day period (the “Adjustment Period”) commencing on the date that is 30 days after the date on which the PIPE Resale Registration Statement is declared effective (the “Adjustment Period VWAP”) is less than $10.00 per share. In such case, the PIPE Investors will be entitled to receive a number of Make-Whole Shares equal to the product of (x) the number of shares of Class A Common Stock issued to the PIPE Investor at the closing of the subscription and held by the PIPE Investors through the end of the Adjustment Period multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $7.00, the Adjustment Period VWAP will be deemed to be $7.00.

We expect to account for the Transaction as a reverse recapitalization in accordance with United States generally accepted accounting principles (“GAAP”). Under this method of accounting, although Chavant acquired all of our outstanding equity interests in the Transaction, Chavant will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of our capital stock comprising a relative majority of the voting power of the combined entity upon consummation of the Transaction and having the ability to nominate the majority of the governing body of the combined entity, our senior management comprising the senior management of the combined entity, and our operations comprising the ongoing operations of the combined entity. Accordingly, we are deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Transaction will be treated as the equivalent of Mobix Labs issuing shares for the net assets of Chavant, followed by a recapitalization. The net assets of Chavant will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing will be presented as those of ours in future reports of the combined entity.

We expect the Transaction will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in our future reported financial position and results are a net increase in cash of $18.1 million. This net increase in cash included $19.8 million in gross proceeds from the PIPE Investments, partially offset by $6.9 million of transaction costs for the Transaction. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

As a result of the Transaction, we became the successor to a Nasdaq-listed reporting company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, non-employee director fees, and additional internal and external accounting, legal and administrative resources.

EMI Transaction

In September 2022, we entered into the EMI Merger Agreement, which was consummated in December 2023, pursuant to which we acquired all of the issued and outstanding common shares of EMI Solutions. EMI Solutions is an Irvine, California-based manufacturer of electromagnetic interference filtering products for military and aerospace applications. See the section entitled “Information About Mobix Labs — Potential Strategic Acquisition of EMI Solutions” as described on pp. 244 of the Proxy Statement/Prospectus for more information about the EMI Merger Agreement.

COVID-19 Pandemic and Supply Chain Disruptions

The COVID-19 pandemic has caused, and may continue to cause, a disruption and restrictions on our ability to travel, temporary closures of our office buildings and the facilities of our customers or suppliers, cancellations or modification of events, and disruptions at our manufacturers and suppliers located in Vietnam, Taiwan and China, including the COVID-19 lockdown in Shanghai in the first half of 2022 that led to substantial delays in our supply chain in China. We have experienced delays in shipments and product launches that have negatively impacted our sales and operating results relating to our connectivity business, and any future delays, due to pandemics or otherwise, could have a materially negative effect in the future. We also experienced a decline in revenue for the year ended September 30, 2023 due to a decrease in product sales resulting from supply chain constraints that limited our ability to meet demand from our largest customer. In addition, the COVID-19 lockdown in Vietnam triggered operational and solvency challenges for our Vietnamese manufacturer beginning in the first half of calendar year 2023. In response, we transitioned to higher cost manufacturers in Taiwan in July 2023 to ramp up production. However, this shift has resulted, and will continue to result in, lower margins than expected.

To help mitigate the COVID-19 related disruptions at our contract manufacturers and suppliers where we experienced a delay in our supply chain to support our orders, we used higher cost shipping and manufacturing alternatives. Additional COVID-19 disruptions limited our supply availability forcing us to move to less cost-effective components and materials. The higher cost shipping and manufacturing alternatives and components and materials resulting from supply chain disruptions negatively impacted our gross margin more than we anticipated in our outlook for our business. These constraints continue to exist and are expected to continue to materially impact our gross margin percentage. We are continuing to implement operational measures to minimize the turnaround time in fulfilling our orders. We are also currently designing and plan to introduce lower cost products as alternatives with more competitively priced components, aiming to maintain performance standards. However, there can be no assurance that these efforts will be sufficient to offset the negative impact of supply chain disruptions on our gross margin and net loss.

In addition to general levels of inflation that we have experienced, we are also subject to risk of specific inflationary pressures due to the expected continuing impacts of the COVID-19 pandemic and related global supply chain disruptions, including increases in commodity prices for materials and components and shipping costs that have had a negative impact on our gross margin. If inflation remains high or increases, our gross margin and results of operations will be further negatively impacted. To mitigate the effect of inflation, as described above, we are designing and plan to introduce lower cost products as alternatives with more competitively priced components, aiming to maintain performance standards. In addition, we have qualified another Taiwanese manufacturer for our connectivity products to foster competition among our manufacturers. However, there can be no assurance that these efforts will be sufficient to offset the negative impact of inflation on our gross margin and net loss.

Results of Operations and Key Operating Metrics

Net Revenue

We derive our net revenues primarily from product sales to equipment manufacturers. We recognize product revenue when we satisfy performance obligations under the terms of our contracts and upon transfer of control when title transfers (either upon shipment to or receipt by the customer, as determined by the contractual shipping terms of the contract), net of accruals for estimated sales returns and allowances (which were not material for the years ended September 30, 2023 and 2022). During the year ended September 30, 2022, we also entered into a license agreement with a customer, wherein we granted the customer a perpetual, non-exclusive license to use certain of our patents and developed technology.

Sales and other taxes we collect, if any, are excluded from net revenue. We do not have material variable consideration, and our revenue arrangements do not contain significant financing components. Payment terms are principally net 30 days to net 45 days.

Our revenues fluctuate based on a variety of factors, including product mix, competitor price offerings, global economic conditions, and other factors.

Cost of Revenue

Cost of revenue includes costs related to materials, contract manufacturing services, including costs associated with the packaging, assembly, testing and shipping products, inbound freight, amortization of acquisition-related intangible assets, inventory obsolescence charges and other product-related costs. Cost of revenue also includes employee compensation and benefits (including stock-based compensation) of employees engaged in the sourcing of products, facility-related expenses, depreciation and allocation of corporate costs.

Research and Development Expenses

Research and development expenses costs relate to our product design and development activities, including employee compensation and benefits (including stock-based compensation), design tools, supplies, facility-related expenses, depreciation, amortization of acquisition-related intangible assets, allocation of corporate costs, and costs of outside contractors. We expense all research and development costs as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include employee compensation and benefits (including stock-based compensation) of executive and administrative staff including human resources, accounting, information technology and executive management, outside audit and tax fees, insurance costs, patent costs, outside legal fees and related costs, business consulting fees, advertising and promotion programs, travel and entertainment, outside service costs and facility-related costs.

Interest Expense

Interest expense consists of cash and non-cash interest related to our related and unrelated party promissory notes, notes payable and convertible notes.

Change in Fair Value of SAFEs

We evaluated the SAFEs and concluded that the SAFEs are classified as liabilities in the balance sheets. The SAFEs are initially recorded at their fair value and remeasured to fair value at each reporting date.

Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

We recognize liabilities for uncertain tax positions based on a two-step process regarding recognition and measurement. We recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities based on the technical merits of the position. We measure the amount of tax benefits recognized in the financial statements from such positions based on the largest benefit greater than 50% likely to be realized upon ultimate settlement with the related tax authority. Changes in recognition or measurement of an uncertain tax position are reflected in our statement of operations in the period in which the change in estimate occurs, based on new information not previously available. We also record interest and penalties related to unrecognized tax benefits in our tax provision.

Comparison of the Year Ended September 30, 2023, and 2022 (in thousands)

	Year Ended
	September 30,		Change
	2023	2022	$	%
Net revenue
Product sales	$1,224	$2,859	$(1,635)	-57%
License revenue	—	450	(450)	-100%
Total net revenue	1,224	3,309	(2,085)	-63%
Cost and expenses
Cost of revenue	1,620	2,852	(1,232)	-43%
Research and development	11,044	12,193	(1,149)	-9%
Selling, general and administrative	24,104	11,978	12,126	101%
Loss from operations	(35,544)	(23,714)	(11,830)	50%
Interest expense	3,355	343	3,012	878%
Change in fair value of SAFEs	655	83	572	689%
Loss before income taxes	(39,554)	(24,140)	(15,414)	64%
Provision (benefit) for income taxes	67	(273)	291	-107%
Net loss and comprehensive loss	$(39,621)	$(23,867)	$(15,705)	66%

Net Revenue

Total net revenue for the year ended September 30, 2023 was $1.2 million compared to $3.3 million for the year ended September 30, 2022, a decrease of $2.1 million, or 63%. The decrease in product sales resulted from supply chain constraints, including our capital liquidity constraints in our ability to prepay our suppliers as part of obtaining our inventory, that limited our ability to meet demand from our largest customer for the year ended September 30, 2023, relative to the year ended September 30, 2022. We are continuing to implement operational measures to minimize the turnaround time in fulfilling our orders.

During the year ended September 30, 2022, we granted a customer a perpetual, non-exclusive license to use certain of our patents and developed technology totaling $0.5 million in license revenue. No similar activity was recorded for the year ended September 30, 2023.

Cost of Revenue

Cost of revenue for the year ended September 30, 2023, was $1.6 million, compared to $2.9 million for the year ended September 30, 2022, a decrease of $1.3 million, or 43%. Cost of revenue decreased primarily due to the decrease in net revenues for the year ended September 30, 2023, relative to the year ended September 30, 2022. In addition, we incur certain fixed costs such as amortization of intangible assets and occupancy costs. These fixed costs result in additional reductions in our margin as a percentage of our net revenue, when a decline in net revenue exists.

Research and Development Expense

Research and development expense for the year ended September 30, 2023, was $11.0 million compared to $12.2 million for the year ended September 30, 2022, a decrease of $1.2 million, or 9%. The decrease was primarily driven by (i) a decrease in spending driven by the lack of working capital, (, (ii) lower salaries and benefits, (iii) lower outside research and development costs and lower costs of research and development tapeouts, and (iv) lower allocated occupancy and related costs. These decreases were partially offset by an increase in stock-based compensation expense. We expect research and development expense to increase as we grow the infrastructure needed to accomplish our expansion and introduce new products.

Selling, General and Administrative Expense

Selling, general and administrative expense for the year ended September 30, 2023, was $24.1 million compared to the $12.0 million for the year ended September 30, 2022, an increase of $12.1 million, or 101%. The net increase was primarily attributable to an increase in our stock-based compensation expense as well as an increase in acquisition-related costs relating to the Transaction with Chavant. Additionally, we have incurred costs to support our growth and compliance, legal, and accounting costs necessary to operate as a public company. We expect these costs to continue to increase in the future.

Liquidity and Capital Resources

Our primary use of cash is to fund operating expenses, working capital requirements, debt service obligations, capital expenditures and other investments.

We have incurred operating losses and negative cash flows, primarily as a result of our ongoing investment in product development. We expect to continue to incur operating losses and negative cash flows from operations due associated with research and development expenses, sales, general, and administrative expenses and capital expenditures necessary to expand our operations, product offerings, and customer base with the ultimate goals of growing our business and achieving profitability in the future.

To date, we have principally raised capital through the issuance and sale of our common and convertible preferred stock, related and unrelated party promissory notes, convertible notes and SAFEs. Cumulatively, through September 30, 2023, we have raised capital of $48.2 million from the issuance of debt and equity securities.

Our debt and liability obligations as of September 30, 2023, include $3.8 million in promissory notes and notes payable with related parties, $1.3 million in notes payable with third parties, and $1.5 million in various SAFE Agreements for a total of $6.6 million in debt and liability obligation financings.

Notes Payable

As of September 30, 2023, our notes payable with third parties have both a remaining principal balance and carrying amount, net of unamortized discounts, of $1.3 million. Four notes total $0.7 million of the remaining principal balance and bear interest at rates ranging from 6.0% to 8.0% per annum, while the remaining two notes total $0.6 million of the principal balance and bear no interest before default, and all have various maturity dates through March 2024.

In August 2023, we issued a promissory note having a principal balance of $0.1 million to an unrelated investor, which is one of the two notes outstanding with a total principal balance of $0.6 million. The promissory note is unsecured and matured on October 4, 2023 and remains outstanding. The note does not initially bear interest, but in the event the note is not paid in full by the maturity date, we are required to pay interest at 15% per annum until the balance is paid in full. In connection with the promissory note, we also issued to the investor a warrant to purchase an aggregate of 10,000 shares of our common stock at an exercise price of $1.00 per share. The warrant is immediately exercisable and has a one-year term.

In September 2023 we issued a note payable having a principal amount of $0.5 million to an unaffiliated investor, which is one of the two notes outstanding with a total principal balance of $0.6 million. The note matured on October 5, 2023, does not bear interest, and is unsecured. In connection with the issuance of the note, we issued the investor a warrant to purchase an aggregate of 97,000 shares of our common stock at an exercise price of $0.01 per share. The warrant is immediately exercisable and expires upon full repayment of the promissory note. In September 2023, the investor exercised the warrant for nominal proceeds. In the event we fail to pay the principal amount on the maturity date, we must issue the investor as additional consideration a warrant to purchase an additional 28,000 shares of our common stock for the first calendar month and additional warrant to purchase 25,000 shares of our common stock for each month thereafter until such time as the principal amount is repaid in full. The promissory note remains outstanding and we are obligated to issue the investor warrants to purchase an aggregate of 78,000 shares of our common stock.

In October 2023, we entered into a $0.1 million loan agreement with an unrelated financing company. The loan matures in November 2024, with principal and interest payable in weekly installments. We are obligated to pay a finance charge of $66,000 over the term of the loan. We may prepay the loan at any time, including a finance charge. Our obligation under the loan is secured by substantially all of our assets and is guaranteed by an officer and director. See “Certain Mobix Labs Relationships and Related Person Transactions — Guarantee of Loan” as described on pp. 274 of the Proxy Statement/Prospectus.

7% Promissory Notes — Related Parties

A total of $3.3 million of the promissory notes with related parties bear interest at 7.0% per annum and have reached their maturity date of July 2023 and are currently due.

Notes Payable – Related Parties

One note having a principal balance of $0.3 million, which was issued during the year ended September 30, 2022, continues to remain outstanding as of September 30, 2023. The note bears interest at 18.0% per annum, has reached its maturity date and is currently due.

During the year ended September 30, 2023, we entered into seven short-term notes payable with related parties to meet our working capital needs. We issued and repaid five promissory notes, each having a principal amount of $0.1 million, to an employee. Additionally, we issued and repaid a note having a principal amount of $0.1 million to an officer. In August 2023, we issued a promissory note having a principal amount of $0.1 million to a director. The promissory note matured on August 22, 2023 and remains outstanding. The promissory note does not bear interest and is unsecured. In connection with the promissory note, we issued the purchaser warrants to purchase 2,924 shares of our common stock at a price of $6.84 per share. The warrant is immediately exercisable and has a one-year term.

As of September 30, 2023, there were only two notes payable – related parties outstanding with a principal balance of $0.4 million.

Convertible Notes

In January 2023, we issued a convertible note having a principal amount of $0.3 million to an unaffiliated investor. The convertible note matures one year from the date of issuance, bears interest at 9% per annum and is unsecured. The principal amount of the convertible note and any accrued interest thereon may be converted into common stock, at a price of $5.00 per share, at the election of the holder at any time prior to maturity. The convertible note is mandatorily convertible into common stock immediately prior to the closing of a business combination (as defined in the note) including the proposed merger with Chavant. The convertible note is also mandatorily convertible into common stock in the event we consummate a private placement, in a single transaction or series of related transactions, for an aggregate offering amount of at least $5.0 million.

The convertible notes bear interest ranging from 5% to 9% per annum, are unsecured and have maturity dates in 2024 and 2026. The principal amount of the convertible notes and any accrued interest may be converted into our common stock at the election of the holder at any time prior to maturity. The convertible notes are mandatorily convertible into our common stock in the event we consummate a private placement in a single transaction or series of related transactions, for an aggregate offering amount of at least $5.0 million (for $0.3 million of the convertible notes) or $20.0 million (for $0.6 million of the convertible notes), respectively. During the year ended September 30, 2023, all $0.9 principal amount of outstanding convertible notes, together with accrued interest thereon, were converted into 187,971 shares of our common stock, representing conversion prices of $5.00 to $6.84 per share.

In September 2023, convertible notes having a principal amount of $0.9 million were converted into 187,971 shares of our common stock in accordance with the original terms of such convertible notes. In addition, SAFEs having an original purchase amount of $0.9 million were converted into 170,835 shares of our common stock in accordance with the original terms of the agreements.

In October 2023, we issued convertible notes having an aggregate principal amount of $0.2 million to unaffiliated investors. The convertible notes mature at various dates in February 2024, bear interest at 16% per annum, are unsecured and have a conversion price of $6.84 per share. The principal amount of the convertible notes and any accrued interest thereon may be converted into shares of our common stock, at the election of each holder, at any time prior to maturity. At the maturity date, each holder may require us to repay the outstanding principal and interest under the note in cash. Absent such a demand by the holders, all principal and interest under the notes will automatically convert into our common stock. In connection with the issuance of the convertible notes, we issued the investors warrants to purchase an aggregate of 4,000 shares of our common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable and have a one-year term.

Other commitments and contingencies include (i) various non-cancelable operating leases for equipment, office facilities and other property containing future minimum lease payments totaling $2.1 million payable over the next five years, (ii) unconditional purchase commitments of $1.3 million for services which extend to various dates through September 30, 2024, and (iii) an $8.4 million liability for a contingent loss related to disputes over legal challenges with the seller related to the acquisition of Cosemi, which was settled in January 2023 through an issuance of shares of our common stock. For additional details of the legal settlement expense, see Note 12 “Commitments and Contingencies — Loss Contingency” included in the annual audited financial statements in Exhibit 99.2 of the Form 8-K.

As of September 30, 2023, we had $0.1 million in cash.

From October 1, 2023 through December 21, 2023, we received $3.3 million in proceeds from issuance of 480,271 shares of our common stock under Mobix Labs Common Stock subscription agreements or the exercise of warrants, $0.1 million in proceeds from the issuance of a promissory note with an unrelated party and $0.2 million in proceeds from the issuance of convertible notes. All shares of our common stock issued under the subscription agreements, including convertible notes, were converted into the right to receive shares of Class A Common Stock at the Close of the Transaction. The promissory notes were not settled on the Closing Date of the Transaction.

As noted above, we expect operating and capital expenditures to increase due to the business needs to increase headcount, expand operations, increase product offerings, and grow our customer base to achieve profitability and positive cash flow in the future. To proceed with our business plan, which includes strategic acquisitions of other entities, we will need to raise additional funds through the issuance of additional debt or equity instruments. Such financing may not be available to us on favorable terms, or at all. To the extent we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt and equity financings, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures, or declaring dividends. If we are unable to obtain sufficient financial resources, our business, financial condition, and results of operations may be materially and adversely affected. We may not be able to obtain financing on acceptable terms.

Cash Flows

The following table summarizes our condensed cash flows for the years ended September 30, 2023, and 2022:

	Years Ended,
	September 30,		Change
(in thousands)	2023	2022	$	%
Net cash used in operating activities	$(14,626)	$(16,458)	1,832	11%
Net cash (used in) provided by investing activities	(633)	244	(877)	-359%
Net cash provided by financing activities	15,170	15,379	(209)	-1%
Net decrease in cash	(89)	(835)	746	89%
Cash, beginning of period	178	1,013
Cash, end of period	89	178

Operating Activities

For the year ended September 30, 2023, net cash used in operating activities was $14.6 million, which included the impact of a net loss of $39.6 million. Non-cash items primarily consisted of $15.5 million of stock-based compensation expense for stock options and restricted stock units, $1.3 million of depreciation and amortization of intangible assets, $3.0 million of issuance of warrants in connections with note payable, and $0.7 million of change in fair value of SAFEs. The remainder of the activity was primarily associated with changes in working capital accounts.

For the year ended September 30, 2022, net cash used in operating activities was $16.5 million, which included the impact of a net loss of $23.9 million. Non-cash items primarily consisted of $3.3 million of stock-based compensation expense, $1.4 million of depreciation and amortization, $0.3 million of loss on disposal of property and equipment, and $0.1 million of changes in fair value of SAFEs, partially offset by a $0.3 million change in deferred income taxes. The remainder of the activity was associated with changes in working capital accounts.

Investing Activities

Net cash used in investing activities for the year ended September 30, 2023, of $0.6 million primarily consisted of payments for the acquisition of property and equipment.

Net cash provided by investing activities for the year ended September 30, 2022 of $0.2 million consisted of $0.3 million proceeds received from the sale of property and equipment, partially offset by $0.1 million in payments for the acquisition of property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended September 30, 2023, of $15.2 million consisted of $13.5 million in proceeds received from the issuance of common stock, $0.9 million in proceeds from the exercise of common stock warrants, $2.9 million in proceeds from the issuance of notes payable, and $0.3 million in proceeds from the issuance of the convertible notes, partially offset by $0.9 million in transaction costs paid and $1.5 million in principal payments on notes payable.

Net cash provided by financing activities for the year ended September 30, 2022 of $15.4 million consisted of $9.8 million in proceeds received from issuance of common stock, $2.6 million in proceeds from the exercise of common stock warrants, $1.9 million in proceeds received from the issuance of SAFEs, $1.0 million in proceeds received from the issuance of promissory notes to related parties, $0.9 million in proceeds received from the issuance of convertible notes, and $0.2 million in proceeds received from the exercise of stock options, partially offset by $1.0 million in payments of promissory notes to related parties.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. Since inception, we have incurred operating losses and negative cash flows, primarily as a result of our ongoing investment in product development. For fiscal years ended September 30, 2023 and 2022, we incurred net losses of $39.6 million and $23.9 million, respectively, and as of September 30, 2023, we had an accumulated deficit of $83.8 million. We have historically financed our operations through the sale of shares of our common stock or redeemable convertible preferred stock and the issuance of deb. We expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future and will need to raise additional debt or equity financing to fund our operations and satisfy our obligations. We believe that there is substantial doubt concerning our ability to continue as a going concern as we currently do not have sufficient funds to meet our operating needs and satisfy our obligations for at least twelve months from the date of issuance of these financial statements.

While we will seek to raise additional capital, there can be no assurance the necessary financing will be available on terms acceptable to us, or at all. If we raise funds by issuing equity securities, dilution to existing stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings may impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of volatility that could impact the availability and cost of equity and debt financing. In addition, recent and potential future increases in federal fund rates set by the Federal Reserve, which serve as a benchmark for rates on borrowing, could adversely impact the cost or availability of debt financing.

If we are unable to obtain additional financing, or if such transactions are successfully completed but do not provide adequate financing, we may be required to reduce our operating expenditures, which could adversely affect our business prospects, or we may be unable to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Accordingly, the financial statements have been prepared on a basis that assumes we will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

Critical Accounting Policies and Estimates

The preparation of our financial statements and related disclosures, in accordance with U.S. GAAP, requires us to make judgments, assumptions and estimates that affect the amounts reported in our accompanying financial statements and the accompanying notes included elsewhere in this proxy statement/ prospectus. We base our estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include the assumptions used in the determination of the fair value of SAFEs, fair value of common stock, stock-based compensation and determination of the fair value of equity-based awards, provisions for income taxes and related valuation allowances and tax uncertainties and measurement of definite-lived intangible assets.

Fair Value of SAFEs

We estimate the fair value of the SAFEs based on using a probability weighted expected return method (“PWERM”). The PWERM is a scenario-based analysis that estimates the value of the SAFEs based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us. We classify the SAFEs as Level 3 financial instruments due to the judgment required to develop the assumptions used and the significance of those assumptions to the fair value measurement.

We initially recorded the SAFEs at their fair value of $1.9 million and have remeasured the SAFEs to fair value at each reporting date. From the time of issuance to September 30, 2023, the fair value of the SAFEs decreased $0.4 million, as of September 30, 2023, primarily due to the conversion of SAFEs to common stock during the year ended September 30, 2023, and the SAFEs are recorded at their fair value of $1.5 million on the balance sheet. See Note 9 “Debt” in the annual audited financial statements included in Exhibit 99.2 in the Form 8-K for further information.

Fair Value of Common Stock

The fair value of our common stock affects the accounting for, and measurement of, a number of transactions, including awards of stock-based compensation, sales of our common and preferred stock or warrants to purchase our common stock and business combinations. As there is no public market for our common stock prior to the Closing, we determine the fair value of our common stock considering a number of objective and subjective factors, including: third-party valuations of our common stock, the valuation of comparable companies, sales of our common stock to outside investors in arms-length transactions, our forecasted financial performance, operational developments and milestones, the lack of marketability of our underlying common stock, the likelihood of achieving a liquidity event, and the general and industry specific economic outlook, among other factors. We determine the fair value of our common stock in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The assumptions underlying our valuations represented our best estimates, which involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes had changed, or if we had used significantly different assumptions or estimates, our stock-based compensation expense and equity-based valuations or the value of the business we acquired could have been materially different. Subsequent to the Transaction, we now determine the fair value of our common stock based on the quoted market prices at closing on the date of the grant.

Stock-Based Compensation and Determination of the Fair Value of Equity-Based Awards

Our stock-based compensation awards include stock options and restricted stock units. In some cases, other equity transactions, such as the sale of warrants to purchase our common stock are accounted for as equity-classified awards granted to employees. In each case, we must determine the fair value of the equity- based awards.

We estimate the fair value of stock option awards and warrants to purchase shares of common stock using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model. The Black-Scholes option pricing model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

•	the per share fair value of the underlying common stock;

•	the exercise price;

•	the risk-free interest rate;

•	the expected term;

•	expected stock price volatility over the expected term; and

•	the expected annual dividend yield.

We recognize the fair value of each stock option award as compensation expense on a straight-line basis over the requisite service period, which is typically four years. We have elected to account for forfeitures as they occur and initially record stock-based compensation expense assuming all option holders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, we will reverse previously recognized stock-based compensation expense in the period the award is forfeited.

Our restricted stock units entitle the holder to receive a number of shares of our common stock. The majority of our restricted stock units are subject to both service-based vesting conditions and performance conditions. We establish the fair value of each restricted stock unit based on the grant-date fair value of the underlying shares of our common stock. Our accounting for restricted stock units also requires that we evaluate the probability of achievement of applicable performance conditions. When we conclude that the achievement of a performance condition is not probable, we do not recognize any compensation cost for the restricted stock unit. We continually reevaluate the probability of achievement of performance conditions. If we subsequently determine the achievement of a performance condition is probable, we will be required to record a “catch-up” of previously unrecognized stock-based compensation expense, subject to any applicable time-based vesting.

We have also issued warrants to purchase common stock to employees and service providers in exchange for services to us and we determined that those warrants should be accounted for as equity-classified awards. We determined the fair value of these warrants at the date of issuance using the Black- Scholes option pricing model, based on the variables and assumptions discussed above, and recognized the fair value as stock-based compensation expense in our statements of operations and comprehensive loss.

We classify stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. In future periods, we expect stock-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain employees.

Income Taxes

We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We recognize the effect of a change in tax laws on deferred tax assets and liabilities in our results of operations in the period the new laws are enacted. We record a valuation allowance to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

We recognize liabilities for uncertain tax positions based on a two-step process regarding recognition and measurement. We recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities based on the technical merits of the position. We measure the amount of tax benefits recognized in the financial statements from such positions based on the largest benefit greater than 50% likely to be realized upon ultimate settlement with the related tax authority. Changes in recognition or measurement of an uncertain tax position are reflected in our statements of operations in the period in which the change in estimate occurs, based on new information not previously available. As of September 30, 2023 and September 30, 2022, we have not identified any uncertain tax positions.

Definite-Lived Intangible Assets

We have acquisition-related intangible assets consisting of developed technology and customer relationships. We record amortization expense associated with these definite-lived acquisition-related intangible asset based on the estimated useful lives of the underlying acquisition-related intangible assets. We also review our acquisition-related intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes our regular review of our operating performance for indicators of impairment. Factors considered important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant change in the manner of the use of the acquisition- related intangible assets.

We perform impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of the acquisition-related intangible asset is determined by comparing the forecasted undiscounted cash flows attributable to such acquisition-related intangible asset, including any cash flows upon their eventual disposition, to its carrying value. If the carrying value of the acquisition-related intangible asset exceeds the forecasted undiscounted cash flows, then the acquisition-related intangible asset is written down to its fair value.

Our impairment tests require that we apply judgment in estimating the amount and timing of future cash flows, discount rates, asset fair values and the expected useful lives of the acquisition-related intangible assets. To make these judgments, we may use internal undiscounted cash flow estimates, quoted market prices (if available), or other available data.

We did not record any impairment charges during the years ended September 30, 2023 and 2022. However, future cash flows may vary from what was expected, or assumptions and estimates we use in the fair value calculations may change, including those assumptions relating to the duration and severity of supply chain disruptions causing delays in shipments in our connectivity business, changes to backlog with our largest customer or other factors. Any such changes in assumptions or estimates could change the estimates of future cash flows we use to estimate fair values and could result in a decline in the estimated fair value of related assets. Such a decline in our estimates of the fair values of assets may result in future impairment charges.

Internal Control Over Financial Reporting

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses are as follows:

•	We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of personnel with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, our insufficient complement of personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•	We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in our financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to our risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•	We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over (i) the preparation and review of account reconciliations and journal entries, (ii) maintaining appropriate segregation of duties, (iii) determining the appropriate grant date for stock options and evaluating the assumptions used within our Black-Scholes model to determine the fair value of option grants, and (iv) the review of the completeness and accuracy of the income tax provision and related disclosures. Additionally, we did not design and maintain controls over the classification and presentation of accounts and disclosures in our financial statements and to ensure revenue transactions are recorded in the correct period.

•	We did not design and maintain effective controls to identify and account for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, we did not design and maintain effective controls to (i) timely identify, account for and value business combinations and asset acquisitions, including the associated tax implications and (ii) timely identify, account for and value our financing arrangements.

These material weaknesses resulted in adjustments related to revenue, accrued expenses, general and administrative expenses, inventory, costs of products sold, the accounting for and classification of redeemable convertible preferred stock, founders preferred and common stock, stock-based compensation expense, other current assets, income tax expense and deferred tax liabilities, and related accounts to these adjustments, and the purchase price allocation for our business combination disclosed in the annual audited financial statements as of and for the years ended September 30, 2022 and 2021.

•	We did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that program and data changes are identified, tested, authorized and implemented appropriately, (ii) user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel, (iii) computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored, and (iv) program development controls to ensure that new software development is tested, authorized and implemented appropriately. These deficiencies did not result in a misstatement to our financial statements.

Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

We have begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures will include (i) hiring additional accounting and IT personnel to bolster our technical reporting, transactional accounting and IT capabilities; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing controls over segregation of duties; (iii) designing and implementing controls to identify and evaluate changes in our business and the impact on our internal control over financial reporting; (iv) designing and implementing controls to identify, account for, and value non-routine, unusual or complex transactions; (v) designing and implementing formal accounting policies, procedures and controls supporting our financial close process, including controls over account reconciliations and journal entries; (vi) designing and implementing controls over determining the appropriate grant date for stock options and evaluating the assumptions used within the Black-Scholes model; (vii) designing and implementing controls over the completeness and accuracy of the income tax provision and related disclosure; (viii) designing and implementing controls over the classification and presentation of accounts and disclosures in our financial statements and to ensure revenue transactions are recorded in the correct period; (ix) implementing a more sophisticated IT system, and (x) designing and implementing IT general controls.

We are working to remediate the material weaknesses as efficiently and effectively as possible. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs and will place significant demands on our financial and operational resources.

While we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate any of the deficiencies in our internal control over financial reporting, or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause us to fail to meet our reporting obligations. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process, summarize and report information within the time periods specified in the rules and forms of the SEC could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of New Mobix Labs’ Class A Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act, or as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, in which case our independent registered public accounting firm could not issue an unqualified opinion related to the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting and our independent registered public accounting firm is unable to issue an unqualified opinion related to the effectiveness of our internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of New Mobix Labs’ Class A Common Stock.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Smaller Reporting Company

Additionally, we are a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the last business day of our second fiscal quarter, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter. If we continue to be a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from these certain reduced disclosure requirements that are available to smaller reporting companies.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant Accounting Policies” in the annual audited financial statements included in Exhibit 99.2 in the Form 8-K for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.